UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2025

TruGolf Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40970	85-3269086
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

60 North 1400 West Centerville, Utah	84014
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 298-1997

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	TRUG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed, TruGolf Holdings, Inc. (the “Company”), entered into that certain Securities Purchase Agreement, dated February 2, 2024 (as may be amended, modified, restated, restructured or supplemented from time to time, the “Prior Purchase Agreement”), pursuant to which certain investors (the “Holders” and each, a “Holder”) agreed to purchase from the Company (i) senior convertible notes (the “PIPE Convertible Notes”), (ii) Series A warrants to purchase shares of the Company’s Class A common stock (the “Series A Warrants”); and (iii) Series B warrants to purchase shares of the Company’s Class A common stock (the “Series B Warrants,” and collectively with the Series A Warrants, the “PIPE Warrants”). The Prior Purchase Agreement contemplated funding of the PIPE Convertible Notes across multiple tranches.

As previously disclosed, on April 22, 2025, the Company entered into Exchange Agreements (the “Exchange Agreements” and each, an “Exchange Agreement”), by and among the Company and each of the Holders, pursuant to which each such Holder would exchange (i) the amounts remaining outstanding under the PIPE Convertible Notes and certain other amounts outstanding with respect thereto in the aggregate amount (the “Note Exchange”), and (ii) the PIPE Warrants. Pursuant to the Exchange Agreements, on the effective date of the Exchange Agreements, the PIPE Warrants were exchanged, in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), into an aggregate of 1,885 shares of the Company’s newly created Series A preferred stock (the “Series A Preferred Stock”), and (ii) warrants to purchase up to 37,033 shares of Series A Preferred Stock (the “Preferred Warrants”).

On July 21, 2025, (i) the Holders agreed to waive the remaining closing condition to the Note Exchange, and the Note Exchange was consummated pursuant to which PIPE Convertible Notes in aggregate amount of $3,938,311] (representing 100% of the remaining PIPE Convertible Notes) were exchanged into 3,938.311 shares of the Company’s Series A Preferred Stock, and (ii) the Company agreed to extend the expiration date of the Preferred Warrants held by the Holders by two years.

On July 21, 2025, a Holder of Preferred Warrants to purchase 18,333 shares of Series A Preferred Stock agreed to exercise for cash proceeds of approximately $5.0 million Preferred Warrants for 5,555 shares of Series A Preferred Stock. In connection with such exercise, the Company and such Holder executed a waiver agreement (the “Waiver”) to eliminate the requirement for the Company to consent to the exercise of a portion of the Preferred Warrant held by such Holder, which was originally included in the terms of such instrument, unless the Company is able to complete an equity financing with gross proceeds in excess of $10.0 million prior to the three-month anniversary of the date of the Note Exchange.

This description of the Exchange Agreements, Series A Preferred Stock, Preferred Warrants, and Waiver and the transactions related thereto does not purport to be complete and is qualified in its entirety by reference to the full text of the forms of such agreements filed as Exhibits 10.1, 10.2, 10.3 and 10.4 to this current report on Form 8-K.

Item 3.02. Unregistered Sale of Equity Securities.

The information set forth under Item 1.01 of this Current Report is incorporated herein by reference. The transactions described herein were undertaken in reliance upon the exemptions from registration afforded by Sections 4(a)(2) and 3(a)(9) of the Securities Act of 1933, as amended, and Regulation D.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1*	Form of Exchange Agreement (incorporated by reference to exhibit 10.1 of the Form 8-K filed April 23, 2025)
10.2	Form of Certificate of Designations of Rights and Preferences of Series A Convertible Preferred Stock (incorporated by reference to exhibit 10.2 of the Form 8-K filed April 23, 2025)
10.3	Form of Warrant to Purchase Series A Convertible Preferred Stock (incorporated by reference to exhibit 10.3 of the Form 8-K filed April 23, 2025)
10.4	Form of Waiver Agreement
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

*	Certain of the exhibits, schedules and/or annexes to this Exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The Company agrees to furnish a copy of any such omitted exhibit, schedule or annex to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 22, 2025	TRUGOLF HOLDINGS, INC.

	By:	/s/ Christopher Jones
	Name:	Christopher Jones
	Title:	Chief Executive Officer